Exhibit 4.7

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (as may be amended, supplemented, modified or varied in accordance with the terms herein, this “Agreement”), dated [●], 2023, is made by and among Nabors Energy Transition Corp., a Delaware corporation (the “Company”), [●], an Australian public company limited by shares (f/k/a Vast Solar Pty Ltd) (“Vast”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Public Warrant Agreement (the “Existing Public Warrant Agreement”), dated November 16, 2021, by and between the Company and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Public Warrant Agreement.

WHEREAS, pursuant to the Existing Public Warrant Agreement, the Company issued 13,800,000 public warrants (the “Public Warrants”) to public investors in the Offering, subject to the terms and conditions of the Existing Public Warrant Agreement.

WHEREAS, on February 14, 2023, the Company, Nabors Energy Transition Sponsor LLC, a Delaware limited liability company, Vast, Neptune Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Vast (“Merger Sub”) and Nabors Industries Ltd., a Bermuda exempted company, entered into a business combination agreement (as may be amended, restated, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, all of the Public Warrants are governed by the Existing Public Warrant Agreement;

WHEREAS, pursuant to the Business Combination Agreement, at the closing of the transactions contemplated thereby (the “Closing”), the Company will merge with and into Merger Sub, with Merger Sub surviving such merger as a wholly-owned subsidiary of Vast (the “Merger”), and as a result of the Merger, the holders of shares of Common Stock shall become holders of ordinary shares of Vast (the “Vast Ordinary Shares”);

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Public Warrant Agreement, the Public Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms of the Existing Public Warrant Agreement as amended hereby) for Vast Ordinary Shares;

WHEREAS, in connection with the Merger and in accordance with Section 3.1(c)(iv) of the Business Combination Agreement, the Company desires to assign all of its right, title and interest in the Existing Public Warrant Agreement to Vast and Vast wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Public Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Public Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under the Existing Public Warrant Agreement as the parties thereto may deem necessary or desirable and that the parties thereto deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1                     Assignment and Assumption; Consent.

(a)                Assignment and Assumption. As of and with effect on and from the Effective Time (as defined in the Business Combination Agreement), the Company hereby assigns to Vast all of the Company’s right, title and interest in and to the Existing Public Warrant Agreement (as amended hereby), and Vast hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Public Warrant Agreement (as amended hereby) arising on, from and after the Effective Time.

(b)                Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Public Warrant Agreement by the Company to Vast pursuant to Section 1(a) hereof and the assumption of the Existing Public Warrant Agreement by Vast from the Company pursuant to Section 1(a) hereof, in each case effective as of the Effective Time, and (ii) the continuation of the Existing Public Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Effective Time.

Section 2                     Amendment of Existing Public Warrant Agreement. Effective as of the Effective Time, the Company and the Warrant Agent hereby amend the Existing Public Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Public Warrant Agreement set forth in this Section 2 are to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Public Warrant Agreement (in connection with the Merger and the transactions contemplated by the Business Combination Agreement).

(a)                References to the “Company”. All references to the “Company” in the Existing Public Warrant Agreement (including all Exhibits thereto) shall be references to Vast.

(b)                References to Common Stock. All references to “Common Stock” in the Existing Public Warrant Agreement (including all Exhibits thereto) shall be references to Vast Ordinary Shares.

(c)                References to Business Combination. All references to “Business Combination” in the Existing Public Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “complete its initial Business Combination” and all variations thereof in the Existing Public Warrant Agreement (including all Exhibits thereto) shall be references to the Closing (as defined in the Business Combination Agreement).

(d)                Notice Clause. Section 9.2 of the Existing Public Warrant Agreement is hereby deleted and replaced with the following:

“8.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by any holder of any Public Warrants to or on Vast shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by Vast with the Warrant Agent), as follows:

[•]

226-230 Liverpool Street
Darlinghurst, NSW 2010, Australia
Attention: Alec Waugh
Email: alec.waugh@vast.energy

with a required copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Elliott Smith
E-mail: elliott.smith@whitecase.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

Section 3                     Replacement Instruments. As of the Closing, all outstanding instruments evidencing Public Warrants shall automatically be deemed to evidence Public Warrants reflecting the conversion and adjustment to the terms and conditions described in this Agreement and in the Existing Public Warrant Agreement (as amended hereby). Following the Closing, upon request by any holder of a Public Warrant, Vast shall issue a new instrument for such Public Warrant to the holder thereof.

Section 4                     Miscellaneous Provisions.

(a)                Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and substantially contemporaneous occurrence of the Effective Time and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason in accordance with the terms therein.

(b)                Successors. All the covenants and provisions of this Agreement by or for the benefit of Vast, the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

(c)                Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of Vast and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of Vast and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Public Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 4(c). If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

(d)                Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(e)                Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

(f)                 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NABORS ENERGY TRANSITION CORP.

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement (Public Warrants)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[●][1]

By:
Name:
Title:

1 NTD: To be filled in with name of Vast entity post-business combination.

[Signature Page to Assignment, Assumption and Amendment Agreement (Public Warrants)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement (Public Warrants)]